June 15, 1999



Dear Stockholder:

We are pleased to invite you to attend the first Annual Meeting of Stockholders of Sound Federal Bancorp (the "Company"). The Annual Meeting will be held at Doral Arrowwood Conference Center, Anderson Hill Road, Rye Brook, New York 10573, at 11:00 a.m., (local time) on July 14, 1999.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted.

The Annual Meeting is being held to afford stockholders an opportunity to elect three directors and to ratify the appointment of KPMG LLP as auditors for the Company's 2000 fiscal year.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interest of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote "FOR" each matter to be considered.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at the meeting, but will assure that your vote is counted if you are unable to attend the meeting.


Sincerely,

/s/ Richard P. McStravick

Richard P. McStravick
President and Chief Executive Officer

                              Sound Federal Bancorp
                              300 Mamaroneck Avenue
                           Mamaroneck, New York 10543
                                 (914) 698-6400

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To
                            Be Held On July 14, 1999

         Notice is hereby given that the Annual Meeting of Sound Federal Bancorp (the "Company") will be held at the Doral Arrowwood Conference Center, Anderson Hill Road, Rye Brook, New York 10573, on July 14, 1999 at 11:00 a.m., local time.

         A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

         The Annual Meeting is for the purpose of considering and acting upon:

         1.       The election of three directors of the Company;

         2. The ratification of the appointment of KPMG LLP as auditors for the Company for the fiscal year ending March 31, 2000; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

         Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which by original or later adjournment the Annual Meeting may be adjourned. Stockholders of record at the close of business on June 3, 1999 are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

         EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

                              By Order of the Board of Directors

                              /s/ William H. Morel

                              William H. Morel
                              Corporate Secretary


Mamaroneck, New York
June 15, 1999



--------------------------------------------------------------------------------
IMPORTANT: A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                              SOUND FEDERAL BANCORP
                              300 Mamaroneck Avenue
                           Mamaroneck, New York 10543
                                 (914) 698-6400


--------------------------------------------------------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                  July 14, 1999
--------------------------------------------------------------------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Sound Federal Bancorp (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at Doral Arrowwood Conference Center, Anderson Hill Road, Rye Brook, New York 10573 on July 14, 1999 at 11:00 a.m., local time, and all adjournments thereof. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about June 15, 1999.

--------------------------------------------------------------------------------
                              REVOCATION OF PROXIES
--------------------------------------------------------------------------------


         Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. Where no instructions are indicated, proxies will be voted "FOR" the proposals set forth in this Proxy Statement for consideration at the Meeting.

         Proxies may be revoked by sending written notice of revocation to the Secretary of the Company, William H. Morel, at the address of the Company shown above. The presence at the Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

--------------------------------------------------------------------------------
                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------


         Holders of record of the Company's common stock, par value $.10 per share (the "Common Stock"), as of the close of business on June 3, 1999 (the
"Record Date") are entitled to one vote for each share then held. As of the Record Date, the Company had 5,212,218 shares of Common Stock issued and outstanding, of which Sound Federal, MHC, the Company's mutual holding company parent (the "Mutual Holding Company"), owns 2,810,510 shares, or 53.9% of the total shares outstanding. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting.

         Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC") regarding such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by named executive officers and directors individually, by executive officers and directors as a group and by each person who was the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock on the Record Date.


                                                                                           Percent of Shares
             Name and Address of                        Amount of Shares                    of Common Stock
              Beneficial Owner                                Owned                           Outstanding
     -----------------------------------             ----------------------             -----------------------

Sound Federal, MHC                                        2,810,510                              53.92%
300 Mamaroneck Avenue
Mamaroneck, New York 10543

Named Directors and Executive Officers:(1)

Bruno J. Gioffre                                             30,000                               0.58

Richard P. McStravick                                        28,141                               0.54

Joseph Dinolfo                                               15,000                               0.29

Donald H. Heithaus                                           25,900                               0.50

Robert P. Joyce                                              16,000                               0.31

Joseph A. Lanza                                               7,267                               0.14

Arthur C. Phillips, Jr.                                      20,000                               0.38

James Staudt                                                  5,000                               0.10

William H. Morel                                              9,858                               0.19

Anthony J. Fabiano                                            2,000                               0.04
                                                            -------                             ------

All officers and directors
  as a group (10 persons)                                   159,166                               3.05%
                                                            =======                             ======

------------------------------------
(1) The Company's executive officers and directors are also executive officers and directors of the Mutual Holding Company and of Sound Federal Savings and Loan Association (the "Bank").


--------------------------------------------------------------------------------
                        PROPOSAL I--ELECTION OF DIRECTORS
--------------------------------------------------------------------------------


         The Company's Board of Directors is composed of eight members. The Company's bylaws provide that approximately one-third of the directors are to be elected annually. Directors of the Company are generally elected to serve for a three year period or until their respective successors shall have been elected and shall qualify. The terms of the Board of Directors are classified so that approximately one-third of the directors are up for election in any one year. Three directors will be elected at the Meeting. The Board of Directors has nominated to serve as directors Bruno J. Gioffre, Richard P. McStravick and James Staudt, each to serve for a three-year term.

         The table below sets forth certain information regarding the composition of the Company's Board of Directors, including the terms of office of Board members. Historical information relates to the Bank. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The Board of Directors recommends a vote "FOR" each of the nominees to serve as director until his term expires.


                                                                                            Shares of
                                                                                          Common Stock
                                                                                          Beneficially
                                                                  Director   Current Term Owned on the   Percent
         Name                 Age           Positions Held        Since (1)    to Expire   Record Date  Of Class
----------------------     ---------    ----------------------  -----------  -----------  ------------  --------

                                                     NOMINEES

Bruno J. Gioffre              64         Chairman of the Board      1975         1999        30,000           *

Richard P. McStravick         50           President, Chief         1996         1999        28,141           *
                                           Executive Officer
                                             and Director

James Staudt                  46               Director             1987         1999         5,000           *

                                          DIRECTORS CONTINUING IN OFFICE

Joseph Dinolfo                65               Director             1985         2001        15,000           *

Donald H. Heithaus            64               Director             1978         2000        25,900           *

Robert P. Joyce               70               Director             1980         2001        16,000           *

Joseph A. Lanza               52               Director             1998         2000         7,267           *

Arthur C. Phillips, Jr.       75               Director             1976         2001        20,000           *

------------------------------------

*     Less than 1%.
(1) Reflects initial appointment to the Board of Directors of the Bank's mutual predecessor.


     The principal occupation during the past five years of each director of the Company is set forth below. All directors and executive officers have held their present positions for all five years unless otherwise stated.

     Bruno J. Gioffre is the Chairman of the Board of Directors and has been so since December 1997. Mr. Gioffre was formerly general counsel to the Bank. Mr. Gioffre is of counsel to the law firm of Gioffre & Gioffre, Professional Corporation and is also the Senior Justice for the Town of Rye, New York.

     Richard P. McStravick is President and Chief Executive Officer of the Bank. Mr. McStravick has been employed by the Bank in various capacities since 1977. Mr. McStravick was appointed to the Board of Directors in 1996. Joseph Dinolfo is the President of the Dinolfo Wilson Agency, Inc. an insurance agency.

     Donald H. Heithaus is the President and Chief Executive Officer of the Happiness Laundry Service, Inc.

     Robert P. Joyce is retired. Prior to his retirement, Mr. Joyce was the President of Joyce Marketing Corporation.

     Joseph A. Lanza is the Mayor of the Village of Mamaroneck. Mr. Lanza is the President of Lanza Electric, a private electrical contractor.

     James Staudt is a partner with the law firm of McCullough, Goldberger & Staudt. Mr. Staudt is also general counsel to the Bank.

     Arthur C. Phillips, Jr. is retired. Prior to his retirement, Mr. Phillips was the Pension and Welfare Funds Manager for the Industry and Local 338 Pension and Welfare Fund.

Executive Officers Who Are Not Directors

     William H. Morel is the Bank's Senior Vice President, Chief Lending Officer and Corporate Secretary. He has been employed by the Bank in various capacities since 1969. Mr. Morel is the beneficial owner of 8,558 shares of Common Stock.

     Anthony J. Fabiano is Vice President and Chief Financial Officer since January 1, 1999. He joined the Bank in July 1998. Prior to that, he was the Chief Financial Officer at another thrift institution. Mr. Fabiano is the beneficial owner of 2,000 shares of Common Stock.

Ownership Reports by Officers and Directors

         The Common Stock is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports on Forms 3, 4, and 5 with the SEC disclosing changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company's Common Stock to file a Form 3, 4 or 5 on a timely basis. No disclosure is required with respect to the Company's Officers and Directors.

--------------------------------------------------------------------------------
                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------


         The business of the Company's Board of Directors is conducted through meetings and activities of the Board and its committees. For the period from the date of conversion (October 8, 1998) to March 31, 1999, the Board of Directors of the Company held 4 regular and special meetings. The Board of Directors of the Bank held 20 regular and special meetings. During the year ended March 31, 1999, no director attended fewer than 75 percent of the total meetings of the Board of Directors of the Company or the Bank and committees on which such director served.

         The Executive Committee acts as the Bank's Compensation Committee which meets periodically to review the performance of officers and employees and determine compensation programs and adjustments as well as to consider other matters requiring its attention. It is comprised of Directors Gioffre, Phillips, Heithaus and Joyce. The Executive Committee met 5 times during the year ended March 31, 1999.

         The Audit Committee of the Bank consists of Directors Phillips, Joyce and Lanza. This committee meets on a quarterly basis and as otherwise required to review audit programs and reports as well as other regulatory compliance issues. The Audit Committee recommends to the Board of Directors the appointment of independent auditors for the upcoming fiscal year. The Audit Committee met 5 times during the year ended March 31, 1999.

         The Board of Directors serves as the Nominating Committee. During the year ended March 31, 1999, one meeting was held.

Stock Performance Graph

         Set forth below is a stock performance graph comparing the yearly total return on the Company's Common Stock with (a) the monthly cumulative total return on stocks included in the Nasdaq Composite Index, and (b) the monthly cumulative total return on stocks included in the SNL Mutual Holding Company Thrift Index. The Company first issued its Common Stock effective October 8, 1998. In accordance with the information presented below is for the period beginning with the closing price of the Company's Common Stock on October 8, 1998, its first trading day and ending on March 31, 1999. Based upon the initial offering price of $10 per share (where $10 equals 100%), the percentage value of the Common Stock was 91.25% of its initial public offering price.

         There can be no assurance that the Company's stock performance will continue in the future with the same or similar trend depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.




[GRAPHIC OMITTED]






                                                                      Period Ending
             Index
------------------------------- ------------------------------------------------------------------------------------------
                                   10/8/98        11/30/98       12/31/98        1/31/99         2/28/99        3/31/99
------------------------------- -------------- -------------- --------------- --------------  -------------- -------------
Sound Federal Bancorp               100.0          116.18         111.03          110.29          110.29        107.35
Nasdaq Composite                    100.0          137.48         155.29          177.91          161.88        173.58
MHC Thrifts                         100.0          132.16         124.36          125.16          122.58        123.67

Compensation Committee Interlocks and Insider Participation

         The Company does not independently compensate its executive officers, directors, or employees. The Executive Committee of the Bank retains the principal responsibility for the compensation of the officers, directors and employees of the Bank. The Executive Committee consists of Directors Gioffre,
Phillips, Heithaus and Joyce. The Executive Committee reviews the benefits provided to the Bank's officers and employees. During the year ended March 31, 1999 the Executive Committee met five times.

Report of the Compensation Committee

         Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Executive Committee of the Bank, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

         The Executive Committee (the "Committee") of the Bank is composed of Directors Gioffre, Phillips, Heithaus and Joyce. The Board has delegated to the Committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with the compensation strategy, competitive practices, the performance of the Bank, and the requirements of appropriate regulatory agencies. All non-employee directors participate in executive compensation decision making. All cash compensation paid to executive officers is paid by the Bank. The Company does not currently pay any cash compensation to executive officers.

         The primary goal of the Bank and its Executive Committee is to provide an adequate level of compensation and benefits in order to attract and retain key executives. The performance of each officer is reviewed annually to determine his or her contribution to the overall success of the institution.

            This report has been provided by the Executive Committee:
                 Directors Gioffre, Phillips, Heithaus and Joyce

Compensation of Directors

         Directors of the Company receive an annual retainer of $500, except for the Chairman of the Board who receives $1,000. Directors of the Bank receive $1,400 for each meeting attended, except for the Chairman of the Board who receives $2,800.

--------------------------------------------------------------------------------
                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------


         The following table sets forth information as to annual and other compensation for services in all capacities for executive officers who earned more than $100,000 in salary and bonuses during the fiscal year ended March 31, 1999.


                           Summary Compensation Table
====================================================================================================================================
                                Annual Compensation                                             Long-Term
                                                                                           Compensation Awards
                                                                     Other
                                                                    Annual         Restricted     Options/                All Other
        Name and              Fiscal     Salary        Bonus    Compensation         Stock         SARs                 Compensation
   Principal Position        Year (1)     ($)           ($)      ($) (2)         Award(s) ($)       (#)       Payouts      ($) (3)
------------------------------------------------------------------------------------------------------------------------------------
Richard P. McStravick          1999      131,875      7,949       23,200            --              --          --          3,718
President and Chief            1998      124,375      7,491       14,175            --              --          --          3,807
Executive Officer
-------------------------  ------------------------  ------------------------ --------------- -----------  ----------  -------------
William H. Morel               1999       96,250      5,700           --            --              --          --             --
Senior Vice President and
Chief Lending Officer
====================================================================================================================================

(1) In accordance with the rules on executive officer and director compensation disclosure adopted by the SEC Summary Compensation information is excluded for the fiscal year ended March 31, 1997 as the Bank was not a public company during such period.
(2) Represents director's fees for service on the Company's and Bank's Board of Directors. (3) Consists of the use of the Bank's automobile.

Benefits

     Directors Deferred Fee Plan. The Directors Deferred Fee Plan ("Directors Plan") is a non-qualified deferred compensation plan into which a director can defer up to 100% of his or her board fees earned during the calendar year. All amounts deferred by a director are fully vested at all times. Amounts credited to a deferred fee account are assumed to be invested, without charge, at a 6% interest rate. Upon cessation of a director's service with the Bank, the Bank will pay the director the amounts credited to the director's deferred fee account. The amounts will be paid in substantially equal annual installments, as selected by the director. The date of the first installment payment also will be selected by the director. The Directors Plan permits each director to determine whether to invest all or a portion of his or her account in Common Stock of the Company. If a director elects to invest all or a portion of his or her account in Common Stock, the amount so invested will be credited with earnings and appreciation (or depreciation) equivalent to that which would be earned on such investment and the amount not invested in Common Stock will continue to earn interest at a 6% interest rate.

     If the director dies before all payments have been made, the remaining payments will be made to the beneficiary designated by the director in the same form that payments would have been made to the director. If a director dies before receiving any payments, the Bank shall pay the director's account to the director's beneficiary, commencing within 30 days of the director's death, over the period initially elected by the director. At the request of the beneficiary, and with the approval of the Committee, the director's benefits may be paid to the beneficiary in a lump sum. The director may request a hardship distribution of all or part of his or her benefits if the director suffers an unforeseeable emergency, defined as a severe financial hardship to the director resulting from a sudden and unexpected illness or accident of the director or his or her dependent, loss of the director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the director's control.

     Director Emeritus Plan. The Director Emeritus Plan is a non-qualified retirement plan. Under the Director Emeritus Plan, any director who attains the age of 70 years after the completion of 15 years of service as a director qualifies for director emeritus status. A director who has completed five years of service as a director qualifies for director emeritus if termination of service is due to the merger, consolidation, takeover or dissolution of the Bank. Under the Director Emeritus Plan, a director emeritus is entitled to the same compensation that the Director received when he or she retired as a director, without the obligation of attendance at meetings of the Board of Directors. Compensation is paid to the director emeritus from the date of attainment of such status until his or her death.

         Executive Agreements. The Bank has employment agreements with Messrs. McStravick and Morel. Each of these agreements has a term of three years and may be extended for an additional 12 months on each anniversary date so that the remaining term shall be 36 months. If the agreement is not renewed, the agreement will expire 36 months following the anniversary date. Under the agreements, the base salaries for Messrs. McStravick and Morel are $130,000 and $95,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in retirement plans, stock option plans and other employee and fringe benefits applicable to other employees. The agreements provide for termination by the Bank for cause at any time, in which event, the executive would have no right to receive compensation or other benefits for any period after termination. In the event the Bank terminates the executive's employment for reasons other than disability or for cause, or in the event of the executive's termination of employment upon (i) failure by the Bank to comply with any material provision of the agreement, (ii) following a change in control of the Bank where there is a material change in the executive's positions, duties or responsibilities, or a removal of the executive from, or any failure to reelect the executive to any of these positions, a reduction in salary or failure of the Bank to continue in effect, or reduction in benefits under, any bonus, benefit or compensation plan or fringe benefit plan, or (iii) any purported termination of the executive's employment which is not pursuant to a valid notice of termination, the executive would be entitled to severance pay in an amount equal to three times the average annual compensation (computed on the basis of the most recent five (5) taxable years) includable in gross income for federal income tax purposes. Messrs. McStravick and Morel would receive an aggregate of approximately $363,000 and $254,000, respectively, pursuant to their employment agreements upon a change in control of the Bank, based upon current levels of compensation. The Bank would also continue, at the Bank's expense, the executive's life, health, dental and other applicable benefit plan coverage until the executive attains the age of 70 years, provided, however, that the Bank's obligation terminates if the executive receives equivalent medical or dental coverage from a new employer. The executive is entitled to participate in the Bank's medical, dental and life insurance coverage and reimbursement plans to the extent that such plans exist, until the executive's death.

         Under the agreement, if the executive becomes disabled or incapacitated to the extent that the executive is unable to perform his duties, he will be entitled to 100% of his compensation for the first six months, and 60% thereafter for the remaining term of the agreement. Any disability payment is reduced to the extent benefits are received under disability insurance, workers' compensation or other similar program.

         Defined Benefit Pension Plan. The Bank maintains the Sound Federal Savings and Loan Association Retirement Income Plan ("Retirement Plan") which is a qualified, tax-exempt defined benefit plan. Employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of service with the Bank during the year are eligible to accrue benefits under the Retirement Plan. The Bank contributes each year, if necessary, an amount to the Retirement Plan to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). For the year ended March 31, 1999, no contribution was required to be made to the Retirement Plan; however, the Bank elected to make a contribution of approximately $91,000. At March 31, 1999, the total market value of the assets in the Retirement Plan trust fund was approximately $4.4 million.

         In the event of retirement on or after the normal retirement date (i.e., the first day of the calendar month coincident with or next following the later of age 65 or the 5th anniversary of participation in the Retirement Plan, or, for a participant prior to January 1, 1992, age 65), the plan is designed to provide a single life annuity. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that benefit paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) from various other options, including a joint and 100% survivor annuity, joint and 66-2/3% survivor annuity, joint and

50% survivor annuity, years certain option and social security option. The normal retirement benefit provided is an amount equal to the difference between 4% of final earnings (as defined in the plan) and 0.65% of the final average compensation (average earnings during the last three (3) calendar years of service) up to the Social Security taxable wage base, multiplied by the participant's years of credited service (up to a maximum of 15 years). Retirement benefits are also payable upon retirement due to early and late retirement or death. A reduced benefit is payable upon early retirement at age 55 and the completion of 5 years of vested service with the Bank. Fifty percent of the normal retirement benefit will be paid to a surviving spouse if the participant dies while in active service and has attained age 50 and 10 years of vested service. The preretirement death benefit is reduced by 1.96% for each year the spouse is more than 10 years younger than the participant. If the participant has not attained age 50 with 10 years of service, but has completed 5 years of service, the spouse will be eligible for a reduced benefit payable as a 50% joint and survivor benefit. Upon termination of employment other than as specified above, a participant who has five years of vested service is eligible to receive his or her accrued benefit commencing, generally, on the participant's normal retirement date, or, if elected, on or after reaching age 55.

         The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1999, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

        Final Average        Years of Service and Benefit Payable at Retirement
        Compensation             15           20           25            30

           $50,000            $26,763      $26,763       $26,763      $26,763
           $75,000            $41,763      $41,763       $41,763      $41,763
          $100,000            $56,763      $56,763       $56,763      $56,763

          $125,000            $71,763      $71,763       $71,763      $71,763
     $160,000 and above       $92,763      $92,763       $92,763      $92,763

         As of March 31, 1999, Mr. McStravick had 21 years of credited service (i.e., benefit service) under the Retirement Plan.

         401(k) Plan. The Bank maintains the Sound Federal Savings and Loan Association 401(k) Savings Plan in RSI Retirement Trust (the "401(k) Plan") which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code. Employees who have attained age 21 and have completed one year of employment are eligible to participate, provided, however, that leased employees, employees paid on an hourly or contract basis, employees covered by a collective bargaining agreement and owner employees (as defined in the plan) are not eligible to participate. Eligible employees are entitled to enter the 401(k) Plan on a monthly basis.

         Under the 401(k) Plan, participants are permitted to make salary reduction contributions (in whole percentages) equal to the lesser of (i) from 1% to 10% of compensation or (ii) $10,000 (as indexed annually). For these purposes, "compensation" includes wages, salary, fees and other amounts received for personal services prior to reduction for the participant contribution to the 401(k) plan, commissions, compensation based on profits, overtime, bonuses, wage continuation payments due to illness or disability of a short-term nature, amounts paid or reimbursed for moving expenses, and the value of any nonqualified stock option granted to the extent includable in gross income for the year granted. Compensation does not include contributions made by the Bank to any other pension, deferred compensation, welfare or other employee benefit plan, amounts realized from the exercise of a nonqualified stock option or the sale of a qualified stock option, and other amounts which received special tax benefits. Compensation does not include compensation in excess of the Code
Section  401(a)(17) limits (i.e.,  $160,000 in 1998). Prior to February 1, 1999, the Bank matched 50% of the first 10% of salary that a participant contributed to the 401(k) Plan. The Bank ceased matching contributions on February 1, 1999. All contributions and earnings are fully and immediately vested. A participant may withdraw salary reduction contributions, rollover contributions and matching contributions in the event the participant suffers a financial hardship. A participant may make a withdrawal from his or her accounts for any reason after age 59 1/2.

         The 401(k) Plan permits employees to direct the investment of his or her own accounts into various investment options. In connection with the Offering, the 401(k) Plan intends to offer participants the opportunity to invest in an "Employer Stock Fund" which intends to purchase Common Stock in the Offering. Each participant who directs the trustee to invest all or part of his or her account in the Employer Stock Fund will have assets in his or her account applied to the purchase of shares of Common Stock. Participants will be entitled to direct the trustee as to how to vote his or her allocable shares of Common Stock.

         Plan benefits will be paid to each participant in the form of a single cash payment at normal retirement age unless earlier payment is selected. If a participant dies prior to receipt of the entire value of his or her 401(k) Plan accounts, payment will generally be made to the beneficiary in a single cash payment as soon as possible following the participant's death. Payment will be deferred if the participant had previously elected a later payment date. If the beneficiary is not the participant's spouse, payment will be made within one year of the date of death. If the spouse is the designated beneficiary, payment will be made no later than the date the participant would have attained age 70 1/2. Normal retirement age under the 401(k) Plan is age 65. Early retirement age is age 55.

         At March 31, 1999, the total market value of the assets in the 401(k) Plan was approximately $952,000. The Bank's matching contributions to the 401(k) Plan for the year ended March 31, 1999 totaled approximately $49,000.

Employee Stock Ownership Plan and Trust

         The Bank established an ESOP for eligible employees effective January 1998. Employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of service during the year are eligible to participate. The ESOP borrowed funds from the Company and used those funds to purchase 192,129 shares of the Company Common Stock. The loan is collateralized by the Common Stock purchased by the ESOP. The Bank will contribute to the ESOP sufficient funds to pay the principal and interest on the loan over ten years. The loan bears interest at a floating rate equal to the prime interest rate published in the Wall Street Journal. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid.

         Shares are released from the suspense account in an amount proportional to the repayment of the ESOP loan and are allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP received credit for service prior to the effective date of the ESOP. A participant vests in 100% of his or her account balance after 5 years of credited service. A participant who terminates employment for reasons other than death, retirement, disability or following a change in control prior to five years of credited service will forfeit the nonvested portion of his or her benefits under the ESOP. Benefits are payable in the form of Common Stock and cash upon death, retirement, disability or separation from service. Alternatively, a participant may request that the benefits be paid entirely in the form of Common Stock. The Company recognized an expense of $231,000 related to the ESOP in fiscal year 1999 and allocated 19,213 shares of Common Stock to participants.

         In connection with the establishment of the ESOP, the Bank established a committee of non-employee directors to administer the ESOP and appointed an independent financial institution to serve as trustee of the ESOP. The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

--------------------------------------------------------------------------------
                    TRANSACTIONS WITH CERTAIN RELATED PERSONS
--------------------------------------------------------------------------------


Transactions With Certain Related Persons

         The Bank offers to directors, officers, and employees mortgage loans secured by their principal residence. All loans to the Bank's directors, officers and employees are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions, and do not involve more than normal risk of collectibility.

         Bruno J. Gioffre, in addition to his duties as Chairman of the Board of the Company, is counsel to the law firm of Gioffre & Gioffre, Professional Corporation which represents the Bank in mortgage loan transactions. Prior to January 1, 1999, Mr. Gioffre also acted as general counsel to the Bank. For the year ended March 31, 1999, the Bank paid Gioffre & Gioffre, Professional Corporation fees of $139,550 and Mr. Gioffre legal fees of $13,500 for his services as general counsel. The terms and conditions of these fees and services are substantially the same as those for similar transactions with other parties.

         James Staudt, in addition to his duties as a Director of the Company, is a partner in the law firm of McCullough, Goldberger & Staudt which also represents the Bank in mortgage loan transactions. Effective January 1, 1999, Mr. Staudt is also general counsel to the Company. For the year ended March 31, 1999, the Bank paid McCullough, Goldberger & Staudt fees of $10,000 and paid Mr. Staudt legal fees of $5,000 for his services as general counsel.

--------------------------------------------------------------------------------
              PROPOSAL II--RATIFICATION OF APPOINTMENT OF AUDITORS
--------------------------------------------------------------------------------


         The Board of Directors of the Company has approved the engagement of KPMG LLP to be the Company's auditors for the 2000 fiscal year, subject to the ratification of the engagement by the Company's stockholders. At the Meeting, stockholders will consider and vote on the ratification of the engagement of KPMG LLP for the Company's fiscal year ending March 31, 2000. A representative of KPMG LLP is expected to attend the Meeting to respond to appropriate questions and to make a statement if deemed appropriate.

         In order to ratify the selection of KPMG LLP as the auditors for the 2000 fiscal year, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification. The Board of Directors recommends a vote "FOR" the ratification of KPMG LLP as auditors for the 2000 fiscal year.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------


         In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive office, 300 Mamaroneck Avenue, Mamaroneck, New York 10543, no later than February 16, 2000. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

         The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company at least five (5) days before the date fixed for such meeting. The notice must include the stockholder's name, record address, and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

--------------------------------------------------------------------------------
                                  MISCELLANEOUS
--------------------------------------------------------------------------------


         The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Meeting, as to which they shall act in accordance with their best judgment.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

         A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999 will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, Sound Federal Bancorp 300 Mamaroneck Avenue, Mamaroneck, New York 10543.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ William H. Morel

                                    William H. Morel
                                    Corporate Secretary

Mamaroneck, New York
June 15, 1999

                                 REVOCABLE PROXY

                              SOUND FEDERAL BANCORP
                         ANNUAL MEETING OF STOCKHOLDERS
                                  July 14, 1999

         The undersigned hereby appoints the full Board of Directors, with full powers of substitution, to act as attorneys and proxies, for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders ("Meeting") to be held at the Doral Arrowwood Conference Center, Anderson Hill Road, Rye Brook, New York 10573, at 11:00 a.m. (local time) on July 14, 1999. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

                                                                          VOTE
                                                                 FOR    WITHHELD
                                                                 ---    --------
1.   The election as directors of all nominees listed below
     (except as marked to the contrary below)                    |_|      |_|

     Bruno J. Gioffre
     Richard P. McStravick
     James Staudt

     INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the lines below.

                                                        FOR   AGAINST   ABSTAIN
                                                        ---   -------   -------
2.  The  ratification of the appointment of KPMG LLP
    as auditors for the fiscal year
    ending March 31, 2000.                              |_|    |_|        |_|



The Board of Directors recommends a vote "FOR" each of the listed proposals.
--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING
--------------------------------------------------------------------------------

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


         Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force or effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the Meeting.

         The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting and a proxy statement dated June 15, 1999.


Dated: _________________, 1999                                  |_|
             Check Box if You Plan
             to Attend Meeting


-------------------------------              -----------------------------------
PRINT NAME OF STOCKHOLDER                    PRINT NAME OF STOCKHOLDER


-------------------------------              -----------------------------------
SIGNATURE OF STOCKHOLDER                     SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.




--------------------------------------------------------------------------------
           Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.
--------------------------------------------------------------------------------